Exhibit 99.1

FOR IMMEDIATE RELEASE

August 11, 2009 Hampton, VA Robert F. Shuford, President and Chairman of the Board of Old Point Financial Corporation reported that Melvin Zimm, a member of the Board of Directors of Old Point Financial Corporation and Old Point National Bank, and Chairman of Old Point’s Norfolk Regional Board, died on Friday, August 7, 2009.

Said Mr. Shuford, “Mr. Zimm has been an active participant in the community for many years. He was a friend to Old Point as well as a business associate, and he will be missed.”

Mr. Zimm served on the Board since 2003.

The $853.1-million asset Old Point Financial Corporation is the parent company of Old Point National Bank, a locally managed community bank serving Hampton Roads with 20 branches and over 60 ATMs, and Old Point Trust & Financial Services, N.A., Hampton Roads’ largest independent trust services provider.

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